ISOCLIMA DEBUTS ITS CROMALITE BRAND OF
SPD-SMARTGLASS RAILWAY WINDOWS
AT INNOTRANS 2012 IN BERLIN

BERLIN, GERMANY – September 20, 2012 – Research Frontiers (Nasdaq: REFR) licensee Isoclima S.p.A. is exhibiting (Hall 1.1, Stand 221,) its CromaLite brand of SPD-Smart railway windows at InnoTrans 2012 being held September 18-21, 2012 at the Messe Berlin exhibition grounds in Berlin, Germany.

CromaLite is Isoclima’s SPD-Smart solar control glazing product which enables users to efficiently control the transmitted solar radiation in both the visible and the solar range. Two versions of CromaLite are offered by Isoclima – CromaLite Dark and CromaLite Light. CromaLite Dark can block over 99.5% of incoming visible light, while CromaLite Light offers higher levels of light transmission when fully clear. CromaLite products are tested in accordance with the CENELEC European Standards.

Isoclima is featuring a railway window with multiple segments of its SPD-Smart CromaLite at InnoTrans. These segments provide instantly customizable shading fully controlled by the passenger, and can be operated individually to create the effect of a shade being raised or lowered to precisely control where incoming heat and glare is being blocked by the passenger, or can be operated in tandem to adjust the tint of the entire train window.

“SPD-Smart CromaLite is a wonderful glazing because its light-control properties can be instantly and exactly controlled,” commented Alberto Bertolini, Executive Director of Isoclima. “Passenger comfort is an important need for the railway market and for railway operators to distinguish themselves, and our CromaLite SPD-SmartGlass windows will improve the passenger travel experience, reduce maintenance costs, and save energy by reducing climate control usage.”

InnoTrans 2012 is an international industry showplace focusing on the latest technological innovations for the railway sector. Over 100,000 visitors are expected to attend. More information about InnoTrans 2012 is available from the event website.

About Research Frontiers Inc. and Isoclima S.p.A.

Research Frontiers has invested over $86 million to develop SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. Research Frontiers holds approximately 300 patents on SPD-Smart technology worldwide.

Details about Isoclima S.p.A and its SPD-Smart products are available at the company’s website. For customer inquiries, please contact:

Michele Carletti
Isoclima S.p.A.
Tel. 39 0429 55788
mcarletti@finind.com

To obtain further information about SPD-Smart light-control technology, Research Frontiers and its licensees please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

For inquiries, to arrange a presentation, or to visit the Research Frontiers Design Center, contact:

Gregory M. Sottile, Ph.D.
Director of Market Development
Research Frontiers Inc.
Info@SmartGlass.com
+1-516-364-1902

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. “CromaLite” is a trademark of Isoclima S.p.A.